Exhibit 2.1

DEFINITIVE SETTLEMENT AGREEMENT

AMONG

AMERICAN DENTAL PARTNERS, INC.,

a Delaware corporation,

PDHC, LTD.,

a Minnesota corporation,

NORTHLAND DENTAL PARTNERS, PLLC,

a Minnesota professional limited liability company,

PDG, P.A.,

a Minnesota professional corporation,

and

DENTAL SPECIALISTS OF MINNESOTA, P.A.,

a Minnesota professional corporation

EFFECTIVE DATE: FEBRUARY 29, 2008

DEFINITIVE SETTLEMENT AGREEMENT

This Definitive Settlement Agreement (this “Agreement”) is made effective February 29, 2008 (“Effective Date”), among American Dental Partners, Inc., a Delaware corporation (“ADPI”), PDHC, Ltd., a Minnesota corporation (“PDHC”), Northland Dental Partners, PLLC, fka James Ludke, D.D.S., PLLC, a Minnesota professional limited liability company (“Northland”), PDG, P.A., a Minnesota professional corporation (“PDG”), and Dental Specialists of Minnesota, P.A., a Minnesota professional corporation (“Dental Specialists”). (ADPI, PDHC, Northland, PDG and Dental Specialists are hereinafter collectively referred to as the “Parties.”)

Background Information

A. This Agreement is entered into pursuant to the terms of that certain Settlement Agreement entered into by the Parties on December 26, 2007 (“Settlement Agreement”) in connection with those certain civil actions filed in the District Court of Minnesota, Fourth Judicial District, captioned PDG, P.A. and Dental Specialists of Minnesota, P.A. v. PDHC, Ltd. (Case no. 27-CV-06-2500), PDHC, Ltd. v. PDG, P.A. and Dental Specialists of Minnesota, P.A. v. PDHC, Ltd. and American Dental Partners, Inc. (Case No. 27-CV-07-13030), and PDG, P.A. and Dental Specialists of Minnesota, P.A. v. James Ludke, D.D.S., PLLC (Case No. 27-CV-07-24004) (collectively, the “Action”). A copy of the Settlement Agreement is attached hereto as Exhibit A.

B. Although the Parties’ settlement is in effect and reflected by the terms of the Settlement Agreement, the Parties are entering into the Agreement as contemplated by the Settlement Agreement to set forth more definitive terms of their settlement, including without limitation: (i) the transfer of certain assets more particularly described herein from PDHC to PDG Parties; (ii) the provision of certain interim services by PDHC to the PDG Offices and PDG Doctors; (iii) mutual releases of claims between PDG Parties and ADPI Parties (as those terms are defined below), and (iv) other matters related to the separation of the businesses of PDG Parties and ADPI Parties.

C. The Parties intend that this Agreement, together with the Transition Services Agreement of even date herewith among the Parties (the “Transition Services Agreement”), shall, as provided in Section 9.6 of this Agreement, supersede the Settlement Agreement.

Statement of Agreement

The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

ARTICLE I

DEFINED TERMS

As used in this Agreement, the following terms shall have the following respective meanings:

“ADPI Parties” means ADPI, PDHC, and Northland.

“Business” means the dental practices conducted by PDG Parties and supported by PDHC known by the Park Dental Names in the Minneapolis/St. Paul, Minnesota metropolitan area at the PDG Offices, provided that the term shall not include any part of the business of the ADPI Parties.

“Closing Date” means February 29, 2008.

“Current Patient” means a Patient who had received dental care at an Office prior to January 1, 2008.

“Dental Practices” means PDG Parties and Northland.

“Doctors” means the PDG Doctors and the Non-PDG Doctors.

“Doctor Of Record” shall have the meaning set forth in Section 5.5(b).

“Doctor Transition Date” means May 30, 2008; provided that such date may be extended to a date no later than July 31, 2008 by agreement of PDG Parties and PDHC or by the Special Master upon a showing of good cause by the Party requesting such extension to the Special Master.

“Non-PDG Doctors” means the dentists identified in the attached Exhibit B.

“Northland Patient” means any Current Patient for whom a Non-PDG Doctor is the Doctor of Record.

“New Patient” means any patient who is first seen for dental care at an Office after December 31, 2007.

“Offices” means the PDG Offices and the PDHC Offices.

“Park Dental Domains” means all registrations and the rights to use and control the Internet domain names parkdental.com, thedentalspecialists.com. dentalspecialists.biz, dentalspecialists.us., thedentalspecialists.biz, thedentalspecialists.info, thedentalspecialists.net, thedentalspecialists.org, thedentalspecialists.us, and badbreathminnesota.com.

“Park Dental IP” means the Park Dental Names, all trademark rights in the Park Dental Names, the Park Dental Domains, and the Park Dental Web Sites together with all goodwill associated therewith and the right to sue for any past or present infringement thereof.

“Park Dental Names” means the trade names “Park Dental”, “The Dental Specialists”, “Facial Pain Center” and “Brookpark Dental Center.

“Park Dental Web Sites” means, to the extent owned by any of the ADPI Parties, all source code, scripts, graphics, and other rights customarily transferred in a transfer in a web site, all as necessary to operate the web sites which have been offered in association with the Park Dental Domains as of and after the Settlement Date.

“Patient” means any person who has received, or seeks to receive, dental care at an Office.

“PDG Patient” means any Current Patient that is not a Northland Patient.

“PDG Parties” means PDG and Dental Specialists.

“PDG Doctors” means those dentists identified on the attached Exhibit C.

“PDG Offices” means those leased offices identified on the attached Exhibit D.

“PDHC Offices” means those leased offices identified on the attached Exhibit E.

“Service Agreement” means the Amended and Restated Service Agreement between PDG and PDHC dated January 1, 1999, as amended in writing.

“Settlement Date” means December 26, 2007.

“Special Master” means the individual appointed by the mutual agreement of the Parties, or as otherwise provided below, to resolve all disputes between and among the Parties related to the Settlement Agreement, this Agreement and/or the Transition Services Agreement. Timothy D. Kelly (“Mr. Kelly”) of the law firm Kelly & Berens, P.A. shall serve as the Special Master until he is no longer willing or able to serve or is replaced by the mutual agreement of PDHC, on behalf of ADPI Parties, and PDG, on behalf of PDG Parties. If, at any time, Mr. Kelly is no longer able or willing to serve (or if any successor Special Master appointed pursuant to this definition is no longer able to willing to serve), then his successor as Special Master shall be selected by mutual agreement of the Parties; provided that if the Parties are unable to agree upon a successor within five (5) days after either of them requests the other to so agree, then (a) by the end of such five (5) day period each Party shall simultaneously submit to the other Party a list of five (5) names of individuals known in the Minneapolis/St. Paul legal community to be experienced in resolving business disputes through alternative dispute resolution (ADR), (b) within two (2) days after exchanging such lists, the Parties shall mutually agree to an individual who is on both such lists to serve as successor Special Master or, if they cannot agree, shall select at random an individual who is on both such lists to serve as successor Special Master, and (c) if the preceding process still does not result in the section of a successor Special Master, then either Party may petition the Hennepin County District Court to appoint a successor Special Master. The selection of a successor Special Master pursuant to the preceding process shall be binding upon both Parties. For purposes of this definition, a “Party” shall mean the PDG Parties, on the one hand, and the ADPI Parties, on the other hand.

“Transition Period” means a period of time commencing on January 1, 2008 and ending September 30, 2008, unless sooner terminated by PDG Parties or as otherwise provided in the Transition Services Agreement.

Other capitalized terms are defined in other provisions of this Agreement and shall have the respective meanings given those terms in such other provisions.

ARTICLE II

CONVEYANCE OF ASSETS

2.1. PDG Assigned Assets. On the terms and subject to the conditions described in this Agreement, on the Closing Date ADPI and PDHC shall assign, transfer, and convey to PDG Parties, or either of the Parties comprising PDG Parties as the PDG Parties may direct (as such term is hereinafter defined), the following assets owned or leased by PDHC (collectively, the “PDG Assigned Assets”):

(a) All rights and interests of PDHC as tenant under the current leases and subtenant under the current subleases for the PDG Offices as identified on Schedule 2.1(a) (the “Assigned Leases”) and in any related leasehold improvements, fixtures and appurtenances;

(b) The furniture, fixtures, equipment, tools and instruments owned by PDHC and located at the PDG Offices on or after the Settlement Date, including but not limited to those more particularly described on Schedule 2.1(b), the Business data currently stored on any computers (whether standalone or contained within instruments, but excluding proprietary software and forms; provided, however, ADPI Parties agree not to delete existing hard-drive information in personal computers at the PDG Offices or remove PDG business forms from current inventory within the PDG Offices), diagnostic tools, networks, servers, back-up storage or any other computer-based equipment located in the PDG Offices, and any software installed thereon, to the extent assignable, but specifically excluding Comdent software and all related source code, rights and interests and IT equipment located within the training facility at the Roseville, MN location (collectively, the “FFE”);

(c) The office and dental supplies and inventory owned by PDHC which are located at the PDG Offices as of the Closing Date (collectively, “Supplies”);

(d) All of PDHC’s rights in, to, and under all personal property leases, service contracts, and other contracts and agreements which are identified on Schedule 2.1(d) (collectively, the “Assigned Contracts”);

(e) All franchises, licenses, permits, consents, authorizations, approvals and certificates currently held by PDHC in connection with the operation of the PDG Offices or the FFE and which are set forth on Schedule 2.1(e) (“PDG Transferred Permits”);

(f) All of PDHC’s and ADPI’s rights, titles, and interests in and to the Park Dental IP, together with all filings and registrations relating thereto;

(g) The telephone and facsimile numbers and data lines listed on Schedule 2.1(g) (the “Telephone Numbers”);

(h) All books and records, including tangible and electronic form, related to the Business or the PDG Assigned Assets at the PDG Offices, including, but not limited to, equipment lists, and inventory records (collectively, the “Park Dental Books and Records”); provided, however, subject to the provisions of Article VII of this Agreement, PDHC may retain a copy of the Park Dental Books and Records other than following records related to PDG Doctors: personnel, health information, credentialing, and patient complaint files; and further provided, however, that provision of books and records in electronic form shall be subject to the last sentence of Section 7.1; and

(i) Any and all signage, stationary, pamphlets, brochures, business cards, PDG Doctor bios, and other written marketing materials bearing any of the Park Dental Names or any variation thereof (the “Park Dental Marketing Materials”).

2.2. Excluded Assets. Neither PDHC nor ADPI shall, nor shall have any obligation to, assign, transfer, or convey to PDG Parties any assets, rights, interests, books or records of any ADPI Party except those expressly identified in Section 2.1, above, and except as so identified, all other assets, rights, interests, books, and records of the ADPI Parties are hereby expressly excluded from the transactions contemplated by this Agreement.

2.3. PDG Assumed Liabilities. After the Closing Date PDG shall assume, and shall thereafter discharge in a timely manner, all obligations and liabilities of PDHC arising after the Closing Date under the Assigned Leases, the Assigned Contracts, and the PDG Transferred Permits (the “PDG Assumed Liabilities”). No PDG Party shall assume or have any responsibility for any other liability or obligation of any kind whatsoever of any ADPI Party, whether incurred or accruing before, on or after the Closing Date, and such other liabilities and obligations shall remain the obligation of ADPI, PDHC and/or Northland, as the case may be, including, but not limited to, liabilities and obligations resulting from: (a) any taxes payable by PDHC; (b) any acts or omissions of PDHC or its employees or agents; (c) transactions with Affiliates of PDHC; and (d) any claims, demands, judgments, suits or actions under any federal, state or local laws in effect on or prior to the Closing Date, insofar as the conditions giving rise to such liabilities existed on the Closing Date and would have constituted a violation of one or more of the laws in effect on or before the Closing Date (collectively, the “Excluded Liabilities”).

2.4. Consents.

(a) Efforts and Cooperation. PDHC and ADPI shall exercise commercially reasonable efforts to obtain the consents and approvals necessary for its assignment or transfer of the PDG Assigned Assets (the “PDHC Consents”), and PDG Parties shall cooperate as reasonably requested by PDHC and ADPI in connection with such ADPI Parties’ efforts to obtain the PDHC Consents. For purposes of the Assigned Leases, a PDHC Consent shall only be necessary to the extent a consent or approval is required under the terms and conditions of each respective lease or sublease, and ADPI Parties shall not delay or withhold obtaining or accepting any PDHC Consent where the party from whom such consent or approval is being sought is willing to grant such consent or approval but is not willing to grant any ADPI Party a release or other term beyond the consent or approval required under the particular lease or sublease.

(b) Alternatives Where Consent Not Obtained by Closing. Notwithstanding any other provision of this Agreement to the contrary, PDHC’s obligation to assign or transfer any PDG Assigned Asset for which a PDHC Consent is required shall be contingent upon PDHC obtaining such PDHC Consent; provided that with respect to any Assigned Lease for which PDHC Consent is required and is not obtained by the Closing Date:

(i) At the Closing, PDHC and the applicable PDG Party(ies) shall enter into a non-contingent assignment and assumption agreement or such other agreements as may be reasonably necessary for the applicable PDG Party(ies) to have the benefits, and assume the financial and other obligations, of PDHC as tenant and/or subtenant, as applicable, under such Assigned Lease, which agreements shall contain a provision under which:

(A) PDG, and Dental Specialists as applicable, provide PDHC and ADPI, to the extent ADPI is a guarantor under the applicable Assigned Lease, with indemnification against all obligations and liabilities of the tenant under such Assigned Lease arising after the Closing Date, and against all liabilities, damages, claims, losses, costs, and expenses, including without limitation attorneys’ fees, arising out of any failure by PDG, and/or Dental Specialists as applicable, to perform and observe all obligations to be performed or observed by PDG, and/or Dental Specialists as applicable, under such Assigned Lease, but excluding liabilities, damages, claims, losses, costs, and expenses arising out of PDHC’s failure to obtain any PDHC Consent from the applicable landlord; and

(B) For a period not to exceed ten (10) years from the Closing Date, PDHC provides the applicable PDG Party(ies) with indemnification (i) against all obligations and liabilities of the tenant under such Assigned Lease arising on or before the Closing Date (other than resulting from failure to obtain a PDHC Consent) and (ii) against harm proximately resulting from failure to obtain a PDHC Consent to the extent such PDG Party(ies) are actually harmed by the failure of PDHC to obtain such consent, and against the cost and expenses incurred by such PDG Party(ies) proximately resulting from PDHC’s failure to obtain any PDHC Consent, including, but not limited to any rent or accelerated gross rent at the existing location, and if the applicable PDG Party is evicted from the space, reasonable moving and relocation expenses, lost leasehold improvements, reasonable costs of installing relocated leasehold improvements or new leasehold improvements of similar quality in a new clinic location, the gross rent differential between the gross rent payable under the applicable Assigned Lease and the gross rent (not to exceed then current market rates for space of similar size, quality, and location as the space identified in the applicable Assigned Lease) payable under the new space lease, and up to three (3) months’ lost profits from the lost location. PDG, and/or Dental Specialists as applicable, shall use commercially reasonable efforts to mitigate its damages resulting from PDHC’s failure to obtain a PDHC Consent. Notwithstanding the foregoing, PDHC shall have no indemnification or other obligation to PDG Parties related to the failure to obtain a PDHC Consent for the assignment of the applicable Assigned Lease if the PDHC Consent is withheld because (i) of PDG’s failure to reasonably cooperate in PDHC’s efforts to obtain such consent, or (ii) the landlord rejects PDG as a viable tenant;

(ii) Provided that (A) PDG Parties have not defaulted hereunder or under the applicable Assigned Lease, (B) the applicable PDG Party(ies) have notified PDHC in writing of their desire to extend the term of such Assigned Lease at least ten (10) business days prior to the date notice of an extension is required from the tenant/subtenant, as applicable, under such Assigned Lease, and (C) the exercise of any particular extension option available under the Assigned Lease will not extend the term of such Assigned Lease beyond the tenth (10th) anniversary of the Closing Date, then PDHC shall be obligated to timely exercise, or consent to such PDG Party’s(ies’) exercise of, any right of renewal or extension of the term of such Assigned Lease;

(iii) PDHC, ADPI and PDG Parties shall continue after the Closing their efforts as provided in the first sentence of Section 2.4(a) to obtain the required PDHC Consent and complete the assignment of such Assigned Lease to PDG; and

(iv) If, after the Closing Date, a PDG Party defaults as to any obligations under or with respect to an Assigned Lease and does not cure such default within any applicable cure period, of which PDHC is the named tenant, obligor or guarantor, PDHC shall have the right, after five (5) business days prior written notice to such PDG Party, to cure such PDG Party’s default under the applicable Assigned Lease. To the extent PDHC cures a PDG Party’s default under an Assigned Lease, PDHC shall be entitled to reimbursement from such PDG Party for all reasonable costs and expenses incurred by PDHC proximately resulting from such default and cure, or take any action at law or equity to take occupancy of the premises under the Assigned Lease that such PDG Party has defaulted upon.

(c) Renewals and Extensions. PDHC hereby consents to each and every exercise of any tenant renewal or extension option which a PDG Party may from time to time exercise under each Assigned Lease, provided that such extension will not extend the term of such Assigned Lease beyond the tenth (10th) anniversary of the Closing Date. If PDHC fails to execute and deliver a separate consent (or expressly and in detail explain in writing its objection) to a PDG Party’s exercise of an applicable extension or renewal option, the applicable PDG Party(ies) and the other party(ies) to the applicable Assigned Lease shall have the right to rely upon the foregoing sentence as conclusive evidence of PDHC’s consent to the PDG Party’s(ies’) exercise of such option. PDG Parties shall use commercially reasonable efforts in attempting to obtain a release of PDHC in connection with PDG Party’s(ies’) exercise of any existing extension options contained within an Assigned Lease.

(d) Costs of Separation. Except as otherwise provided in Section 2.5, all costs and expenses related to the assignment (excluding legal fees and expenses of ADPI Parties), transfer, or conveyance of the Assigned Leases, all related consents or approvals, and all related transfer taxes or other similar taxes, assessments, or charges, including without limitation build-out costs to separate the existing spaces into two completely separate and distinct spaces (unless the Parties agree that completely separate and distinct spaces is not required for any particular location) shall be paid by PDG Parties.

2.5. Additional Site Specific Transfer Requirements. In addition to the procedures and concepts set forth in Article II herein above for transferring the Assigned Leases, three (3) of the Assigned Leases will require some additional documents and steps to complete such transfer. Those special sites and additional requirements are as follows:

(a) Park Dental High Pointe (General), Lake Elmo, MN (#20 in Schedule 2.1(a)).

(i) Separation of Space. This site currently contains three (3) practice groups (Park Dental General Dentistry; Apple Park/Orthodontic Care Specialists (“OCS”); and East Group) within the leased premises. ADPI Parties and PDG Parties anticipate (with the landlord’s cooperation) dividing this space into two (2) completely separate and distinct leased areas with their own independent lease based upon the existing lease. This plan requires the following documents and issues to be addressed in order to transfer this Assigned Lease: (i) PDHC or its designee and landlord will enter into a new lease for the space currently occupied by OCS; (ii) PDG or Dental Specialists and landlord will enter into a new lease for the remainder of the space covered by the existing lease; (iii) PDHC and landlord shall execute a termination of the existing Lease; (iv) subject to landlord approval, PDHC will retain the existing “Orthodontic Care Specialists, Ltd” building signage which is located over the OCS space, PDG will retain the existing “Park Dental High Pointe” building signage which is located over the PDG space, and the current monument sign must be replaced with one or two separate sign cover(s), as necessary, showing PDG’s name on top and OCS’s name underneath PDG’s name; and (v) this separation of space will require certain tenant improvements to be installed/modified including but not limited to lockable doors and walls to separate the spaces, one or both new spaces will need to be re-keyed, separate metering/submetering, and separate controls, of water, sewer, gas and electric services to each leased premises (to the extent such metering and/or controlling is feasible in a cost effective manner considering the length of the remainder of the term of the Assigned Lease and possible extensions thereof), and separate trash receptacles will need to be provided. The Parties acknowledge that the mechanical room, front vestibule and part of the existing staff hallway shall be common areas and pro rated accordingly. Each of the ADPI Parties and PDG Parties will use reasonable, commercial efforts to accomplish the foregoing separation of the space on or before May 30, 2008. Notwithstanding Section 2.4 above, PDG and PDHC shall share the total cost of such separation on a pro rata basis based upon the rented square footage under the separate leases, but each party shall be responsible for their respective signage at the site.

(ii) Mechanical Systems/Space. The Parties acknowledge that it is not economically practical to split the building’s mechanical systems into two separate spaces, or to separate the shared dental equipment prior to the Closing Date and it may or may not be cost effective to do so after the Closing Date. Therefore, the existing mechanical room, mop closet, security system and HVAC unit, as well as the existing shared dental equipment (i.e. compressors), shall be used and shared (collectively, the “High Pointe Shared Item”) by both Parties until such time as PDG, with PDHC’s reasonable cooperation, determines whether it is cost effective to further separate (i.e. separate metering or submetering and providing separate controls for) some or all of the High Pointe Shared Items. If PDG, with PDHC’s reasonable cooperation, determines in good faith that: (A) it is feasible to further separate some or all of such items in a cost effective manner, then PDG, with PDHC’s reasonable cooperation, shall use commercially reasonable efforts to complete such further separation—subject to landlord approval to the extent required under the Assigned Lease—no later than May 30, 2008; and/or (B) it is not feasible to further separate one or more of such items, then no later than May 30, 2008, the Parties shall have negotiated (in good faith) and executed a shared operation agreement which provides in detail the terms and conditions of the Parties shared use of the remaining High

Pointe Shared Item and how such shared item(s) shall be operated, maintained and replaced by the Parties during the term of the Assigned Lease and extensions thereof, including without limitation turning on and off such items; controlling such items during and after business hours, safe/efficient/non-wasteful operation of such items, and the concepts/issues identified in Section 2.5(e)(2) and (3) below. Until such time as the further separation is completed and/or the shared operation agreement is executed, any costs associated with maintaining, cleaning, replacing or repairing the High Pointe Shared Item, including without limitation, repair costs or monthly fees, to be paid by the tenants under the separate leases, shall be allocated pro rata to the Parties based on rented square footage.

(iii) Mold Remediation. In addition, each Party shall be responsible for any existing mold that needs to be remediated, if any, within their respective space. PDG shall be responsible for completing any mold remediation within the shared areas, but the cost of such remediation shall be shared between the Parties based upon the rented square footage under the separate leases.

(iv) Cooperation. The Parties agree to reasonably cooperate with each other in providing the landlord with any documentation or information necessary to facilitate the separation of the two (2) spaces.

(b) Ridges Burnsville Dental Building, Burnsville, MN (#21 & 22 in Schedule 2.1(a)).

(i) Separation of Space. This site currently contains three (3) practice groups (PDHC General Dentistry; PDG Specialty/Pediatric Specialty; and South Group) within the leased premises. ADPI Parties and PDG Parties anticipate (with the landlord’s cooperation) dividing this space into two (2) completely separate and distinct leased areas with their own independent lease. This plan requires the following documents and issues to be addressed in order to transfer this Assigned Lease: (i) PDHC or its designee and landlord will enter into a new lease for the space currently occupied by PDHC General Dentistry and the South Group small conference room (Conference Room #1); (ii) PDHC and landlord will execute an amendment to the existing lease removing the space currently occupied by PDHC General Dentistry and the South Group small conference room (Conference Room #1) from the existing lease (iii) PDHC will assign all of PDHC’s interests under the existing lease to PDG and Dental Specialists, and PDG and Dental Specialists shall assume such interests and obligations after such assignment; (iv) subject to landlord approval, PDHC will retain the “Park Dental Ridges” building sign square footage and sign locations, except for the “Park Dental Ridges” sign located above the mechanical room, which is deemed over the PDG space, which sign shall be transferred to PDG (under no circumstances shall PDHC use the actual “Park Dental Ridges” signage), PDG will retain the “The Dental Specialists” building signage which is located over the PDG space, PDHC shall retain the “Park Dental Ridges” monument signage square footage (but shall not use the actual sign face), and PDG shall retain the “The Dental Specialists” monument signage and square footage, but PDHC’s monument signage that is located at the entrance of the parking lot shall be relocated to the bottom of such monument sign, PDHC shall have the top position of the other identifying monument sign located at the corner of Nicollet Boulevard and Nicollet Avenue; and (v) this separation of space will require certain tenant improvements to be installed/modified including but not limited to lockable doors and walls to separate the spaces,

(including a demising wall within the back hallway to replace the existing doorway and reconfiguring Conference Room #1 as shown in Schedule 2.5(b)(i) attached hereto and relocating certain “Exit” signs and/or fire sprinkler heads and lines in order to fully comply with applicable city and building codes, provided that no such work or demolition shall be performed until building permits are issued) one or both new spaces will need to be re-keyed, separate metering/submetering, and separate controls, of water, sewer, gas and electric services to each leased premises (to the extent such metering and/or controlling is feasible in a cost effective manner considering the length of the remainder of the term of the Assigned Lease and possible extensions thereof), the existing security system and intercom system needs to be separated or an additional system installed, an additional/separate telephone system will need to be installed in the PDHC Space, and separate trash receptacles will need to be provided. The Parties acknowledge that the mechanical room, medical gas closets, and a portion of the back hallway to access the mechanical room shall be common areas and pro rated accordingly. Additionally, pursuant to the Transition Services Agreement, PDHC is required to provide certain “continuing care services” (as defined in the Transition Services Agreement) to PDG at this site (the “Ridges Continuing Care Services”) until the Doctor Transition Date. The Parties agree that the PDHC personnel that conduct the Ridges Continuing Care Services will be located within the PDG Space. Each of the ADPI Parties and PDG Parties will use reasonable, commercial efforts to accomplish the foregoing separation of the space on or before May 30, 2008. Notwithstanding Section 2.4 above, PDG and PDHC shall share the total cost of such separation on a pro rata basis based upon the rented square footage under the separate leases, but each party shall be responsible for their respective signage at the site.

(ii) Mechanical Systems/Space. The Parties acknowledge that it is not economically practical to split the building’s mechanical systems into two separate spaces, or to separate the shared dental equipment prior to the Closing Date and it may or may not be cost effective to do so after the Closing Date. Therefore, with the landlord’s approval and agreement to manage the shared space, the existing mechanical room, medical gas closets, mop sink and HVAC unit, as well as the existing shared dental equipment (i.e. compressors and medical gas systems), shall be used and shared (collectively, the “Ridges Shared Item”) by both Parties until such time as PDG, with PDHC’s reasonable cooperation, determines whether it is cost effective to further separate (i.e. separate metering or submetering and providing separate controls for) some or all of the Ridges Shared Items. If PDG, with PDHC’s reasonable cooperation, determines in good faith that: (A) it is feasible to further separate some or all of such items in a cost effective manner, then PDG, with PDHC’s reasonable cooperation, shall use commercially reasonable efforts to complete such further separation—subject to landlord approval to the extent required under the Assigned Lease—no later than May 30, 2008; and/or (B) it is not feasible to further separate one or more of such items, then no later than May 30, 2008, the Parties shall have negotiated (in good faith) and executed a shared operation agreement which provides in detail the terms and conditions of the Parties shared use of the remaining Ridges Shared Item and how such shared item(s) shall be operated, maintained and replaced by the Parties during the term of the Assigned Lease and extensions thereof, including without limitation turning on and off such items; controlling such items during and after business hours, safe/efficient/non-wasteful operation of such items, and the concepts/issues identified in Section 2.5(e)(2) and (3) below. Until such time as the further separation is completed and/or the shared operation agreement is executed, any costs associated with maintaining, cleaning, replacing or repairing a Ridges Shared Item, including without limitation, any property management fees, repair costs or monthly fees, to be paid by the tenants under the separate leases, shall be allocated pro rata to the Parties based on rented square footage.

(iii) Cooperation. The Parties agree to reasonably cooperate with each other in providing the landlord with any documentation or information necessary to facilitate the separation of the two (2) spaces.

(c) Brookpark, Brooklyn Center, MN (#18 in Schedule 2.1(a)).

(i) Separation of Space. This site currently contains two (2) practice groups (PDG General Dentistry and OCS) within the leased premises. ADPI Parties and PDG Parties anticipate (with the landlord’s cooperation) dividing this space into two (2) completely separate and distinct leased areas with their own independent lease. This plan requires the following documents and issues to be addressed in order to transfer this Assigned Lease: (i) PDHC and landlord will enter into a new lease for the space currently occupied by OCS; (ii) PDHC and landlord will execute an amendment to the existing lease removing the space currently occupied by OCS from the existing lease; (iii) PDHC will assign all of PDHC’s interests under the existing lease to PDG and PDG shall assume such interests and obligations arising after such assignment; (iv) PDHC and PDG Parties agree that the existing building signage shall be divided between the parties on the basis of the rented square footage of the separate leases and each Parties’ respective building sign(s) shall only be located over their respective space within the building, provided, however, that PDG shall remove and resize one or both of the existing “Brookpark Dental Center” signs as necessary, to permit PDHC to place the “Orthodontic Care Specialists, Ltd.” identifying sign on the building (which sign shall not exceed PDHC’s pro rata share of the existing building sign square footage) which sign shall be in compliance with the landlord’s and/or any city or municipal requirements, and with respect to the monument signage PDG shall retain the “Brookpark Dental Center” signage and location and PDHC will retain the “Orthodontic Care Specialists, Ltd.” signage and location; and (v) this separation of space will require certain tenant improvements to be installed/modified including but not limited to lockable doors and walls to separate the spaces, one or both new spaces will need to be re-keyed, separate metering/submetering, and separate controls, of water, sewer, gas and electric services to each leased premises (to the extent such metering and/or controlling is feasible in a cost effective manner considering the length of the remainder of the term of the Assigned Lease and possible extensions thereof), re-keying the existing staff bathrooms so that one can be used by PDHC’s patients and one can be used by PDHC and PDG staff, and separate trash receptacles will need to be provided. The Parties acknowledge that the mechanical room, the patient and staff bathrooms, and part of the existing staff and bathroom hallway shall be common areas and pro rated accordingly. Each of the ADPI Parties and PDG Parties will use reasonable, commercial efforts to accomplish the foregoing separation of the space on or before May 30, 2008. Notwithstanding Section 2.4 above, PDG and PDHC shall share the total cost of such separation on a pro rata basis based upon the rented square footage under the separate leases, but each party shall be responsible for their respective signage at the site.

(ii) Mechanical Systems/Space. The Parties acknowledge that it is not economically practical to split the building’s mechanical systems into two separate spaces, or to separate the shared dental equipment prior to the Closing Date and it may or may not be cost effective to do so after the Closing Date. Therefore, the existing mechanical room, mop closet, and HVAC unit, as well as the existing shared dental equipment (i.e. compressors), shall be used and shared (collectively, the “Brookpark Shared Item”) by both Parties until such time as PDG, with PDHC’s reasonable cooperation, determines whether it is cost effective to further separate (i.e. separate metering or submetering and providing separate controls for) some or all of the Brookpark Shared Items. If PDG, with PDHC’s reasonable cooperation, determines in good faith that: (A) it is feasible to further separate some or all of such items in a cost effective manner, then PDG, with PDHC’s reasonable cooperation, shall use commercially reasonable efforts to complete such further separation—subject to landlord approval to the extent required under the Assigned Lease—no later than May 30, 2008; and/or (B) it is not feasible to further separate one or more of such items, then no later than May 30, 2008, the Parties shall have negotiated (in good faith) and executed a shared operation agreement which provides in detail the terms and conditions of the Parties shared use of the remaining Brookpark Shared Item and how such shared item(s) shall be operated, maintained and replaced by the Parties during the term of the Assigned Lease and extensions thereof, including without limitation turning on and off such items; controlling such items during and after business hours, safe/efficient/non-wasteful operation of such items, and the concepts/issues identified in Section 2.5(e)(2) and (3) below. Until such time as the further separation is completed and/or the shared operation agreement is executed, any costs associated with maintaining, cleaning, replacing or repairing a Brookpark Shared Item, including without limitation, repair costs or monthly fees, to be paid by the tenants under the separate leases, shall be allocated pro rata to the Parties based on rented square footage.

(iii) Cooperation. The Parties agree to reasonably cooperate with each other in providing the landlord any documentation or information necessary to facilitate the separation of the two (2) spaces.

(d) If Any Landlord Refuses to Give Consent to Separation of Spaces. If any landlord at the Park Dental High Pointe, Ridges or Brookpark sites should refuse to grant its consent to the proposed separation of the applicable space, then with respect to such site the Parties shall: (i) cause the applicable Assigned Lease to be fully assigned (i.e. covering all of the leased space without separation) to PDG, since PDG is the larger of the two tenants at these spaces; and (ii) the Parties shall enter into a sublease of the smaller space on terms and conditions that equate to a pass through of all liability and obligations of tenant under such Assigned Lease to the applicable subtenant for the remainder of the term under the Assigned Lease, less one day, and such sublease shall include any options to extend or renew that may be included in the Assigned Lease.

(e) Post Closing Events That May Affect Shared Items. In addition:

(1) If the sharing relationship between the Parties, relative to any one or more of the Park Dental High Pointe, Ridges or Brookpark sites is unworkable in the reasonable opinion of either Party, then either Party shall have the right to resort to the dispute resolution provisions under Section 8.5 of this Agreement for redress.

(2) If either Party desires to vacate, sublet or assign its rights under, or terminate prior to the expiration of the term of, its lease for such Party’s separated space at the Park Dental High Pointe, Ridges or Brookpark sites, then such party shall, subject to landlord approval (to the extent required under the applicable lease), offer such space to the other Party, and the Parties shall negotiate in good faith for a period of thirty (30) days to come to terms reasonably acceptable to both Parties, to consummate the proposed transfer of space and/or rights to the other Party as a way of terminating the shared relationship with respect to the applicable Shared Items. If the other Party elects not to so obtain the applicable rights and/or space, the Party desiring to vacate, sublet, assign or terminate shall be free to pursue such opportunities with third parties.

(3) At any point in time during which a shared relationship continues, if either Party desires to terminate the shared relationship with respect to the shared dental equipment, such Party (the “Terminating Party”) shall have the right to terminate that relationship by installing its own separate dental equipment within its own space or the shared mechanical room (to the extent space is then available therein), at its own expense. Upon completion of such installation, the shared relationship (with respect to only the then-separated dental equipment) shall terminate; provided, however the voluntary separation contemplated by this provision shall not result in the loss of access or use of the shared equipment by the non-Terminating Party, unless agreed to by the non-Terminating Party, and further provided that the non-Terminating Party shall thereafter be solely responsible for the repair and replacement of the formerly shared dental equipment. Moreover, following such termination the Terminating Party shall no longer be required to pay any portion of the rent or additional rent in connection with the shared space in which the formerly shared dental equipment was located, unless the Terminating Party is otherwise using such shared space following the termination.

ARTICLE III

CONSIDERATION

3.1 Consideration. The Parties have entered into this Agreement pursuant to the Settlement Agreement in consideration of settlement and dismissal of the Action, the exchange of mutual releases, the conveyance of the PDG Assigned Assets, and the performance of other respective covenants and obligations of each other as set forth in this Agreement. For financial and tax reporting purposes, the PDG Assigned Assets shall be valued at an amount to be agreed to by PDG and PDHC (the “PDG Assigned Asset Value”), subject to Section 3.3.

3.2. Allocation. If and as agreed to by PDG and PDHC, the PDG Assigned Asset Value shall be allocated among the PDG Assigned Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder. Such agreed-upon allocations shall be binding on the Parties, shall be used for all purposes on their respective federal, state, and local income tax returns, and shall be supported by them in any audits or other disputes or litigation involving any such returns. The Parties shall timely prepare and file all required tax reports and returns with respect to the allocation of Consideration under this Section 3.2, such as Internal Revenue Service Form 8594 or any equivalent statement, and shall furnish each other with a copy of any such form or statement no later than 10 days prior to the required filing date.

3.3 Failure to Agree. If, as of the Closing (unless the Parties thereafter otherwise agree to the contrary) PDG and PDHC fail to agree on the amount and/or allocation of the PDG Assigned Asset Value, then each Party shall report the value of the PDG Assigned Assets and/or the allocation of that value, as the case may be, as such Party determines appropriate pursuant to applicable laws and other reporting obligations of such Party.

ARTICLE IV

CLOSING MATTERS

4.1. Closing: Deliveries by the Parties. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date at the offices of Larkin Hoffman Daly & Lindgren, 1500 Wells Fargo Plaza, 7900 Xerxes Avenue South, Bloomington, Minnesota, or, if agreed to by the Parties, by exchange of original documents to be delivered by one Party (as defined in Section 7.3) as set forth below to counsel for the other Party (as also defined in Section 7.3) by reputable overnight courier to the respective Parties’ counsel at their addresses set forth in Section 9.1 below.

At the Closing, ADPI Parties and PDG Parties shall delivery fully-executed originals, where applicable, of the following documents:

(a) Closing Deliveries of Parties. ADPI Parties shall deliver to PDG Parties:

(i) Certificate of Good Standing. Certificate of good standing (or its equivalent) for each of the entities comprising the ADPI Parties, issued not more than 10 days prior to the Closing Date by the Secretary of State of the entity’s State of organization or incorporation, and, to the extent applicable, evidence of foreign qualification in the State of Minnesota;

(ii) Secretary’s Certificate. A certificate signed by the Secretary (or equivalent officer or representative) of each of the entities comprising the ADPI Parties, evidencing that all corporate, LLC or other actions necessary to approve the transaction contemplated by this Agreement have been completed;

(iii) Release of Security Interests. Evidence reasonably satisfactory to PDG Parties that all liens and security interests encumbering the PDG Assigned Assets have been terminated or otherwise released prior to the Closing Date or are being terminated or otherwise released concurrently with the Closing Date;

(iv) Estoppel Certificates. An estoppel certificate in substantially the same form as Exhibit F attached hereto, or in such other form as required by the other party to each Assigned Lease and reasonably acceptable to PDG Parties, with respect to each Assigned Lease, duly completed and executed by PDHC and the other party to such Assigned Lease;

(v) Lease Assignments. An assignment and assumption of leases for each Assigned Lease in substantially the same form as attached hereto as Exhibit G, executed by PDHC, and, subject to Section 2.4, a PDHC Consent for each Assigned Lease if and as required by the terms of such Assigned Lease, which PDHC Consent shall be in substantially the same form as attached to Exhibit G or another form reasonably acceptable to PDG Parties and in either case executed by the other party under such Assigned Lease (each assignment and assumption of lease and related PDHC Consent is referred to together as an “Assignment and Assumption of Lease”);

(vi) PDHC Consents. The PDHC Consents and any other third party consents disclosed or required to be disclosed on Schedule 6.1(c), other than those already addressed pursuant to subsection (v) above, including, but not limited to, the written consents and approvals of Keybank National Association and KCBM Bridge LLC to this Agreement and all other agreements, documents and instruments to be delivered by ADPI Parties pursuant to this Agreement, in form and substance reasonably acceptable to PDG Parties;

(vii) Transfer of Park Dental Domains. ADPI Parties shall deliver an acknowledgement in the form attached hereto as Exhibit H (the “Park Dental Domain Acknowledgement”), duly executed by ADPI and PDHC, and supporting documents and records reasonably evidencing that the current domain name registrars for the Park Dental Domains have been notified that ADPI and PDHC consent to the transfer to the PDG Parties of the registrations in the Park Dental Domains;

(viii) PDG Asset Bill of Sale and Assignment. A Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit I (“PDG Asset Bill of Sale”), executed by PDHC and ADPI, pursuant to which PDHC and ADPI shall transfer and assign the FFE, Supplies, Assigned Contracts, and PDG Transferred Permits, the Park Dental Books and Records, and the Park Dental Marketing Materials, and PDG Parties shall assume the PDG Assumed Liabilities;

(ix) Telephone Number Assignment. An assignment of the Telephone Numbers in the form attached hereto as Exhibit J attached hereto;

(x) Mutual Releases. The Mutual Release of Claims, in the form attached hereto as Exhibit K, executed by ADPI Parties (“Mutual Release”); and

(xi) Dismissal. Stipulations and agreed orders for dismissal with prejudice] in the forms attached hereto as Exhibit L to dismiss the Action, executed by ADPI Parties, as applicable (the “Dismissal Orders”).

(b) Closing Deliveries of PDG Parties. PDG Parties shall deliver to the ADPI Parties:

(i) Certificates of Good Standing. A certificate of good standing for each entity comprising PDG Parties issued not more than 10 days prior to the Closing Date by the Secretary of State of Minnesota;

(ii) Secretary’s Certificate. A certificate signed by the secretary of each entity comprising PDG Parties, evidencing that all corporate or other actions necessary to approve the transaction contemplated by this Agreement have been obtained;

(iii) Lease Matters. Each Assignment and Assumption of Lease, executed by PDG Parties;

(iv) PDG Asset Bill of Sale. The PDG Asset Bill of Sale, executed by PDG Parties;

(v) Mutual Releases. The Mutual Releases, executed by PDG Parties; and

(vi) Dismissal Entry. The Dismissal Orders, executed by PDG Parties.

(c) Further Actions and Assurances. Each Party agrees to execute, deliver, and/or obtain any and all reasonable documents, and will cause any and all other reasonable actions to be taken, after the Closing, which may be reasonably necessary to effect or evidence the transactions contemplated by this Agreement.

4.2. Conditions to ADPI Parties’ Obligations to Close. Notwithstanding anything in this Agreement to the contrary, ADPI Parties’ obligation to close the transactions contemplated by this Agreement shall be conditioned upon the satisfaction of the following conditions:

(a) The receipt by ADPI Parties of each item to be delivered by PDG Parties pursuant to Section 4.1(b) and (c) above;

(b) Each of the representations and warranties of PDG Parties contained in this Agreement shall be true, correct, and complete as of the Closing Date; and

(c) PDG Parties shall not have breached any of the covenants of any PDG Parties contained in this Agreement.

4.3. Conditions to PDG Parties’ Obligation to Close. Notwithstanding anything in this Agreement to the contrary, PDG Parties’ obligation to close the transactions contemplated by this Agreement shall be conditioned upon the satisfaction of the following conditions:

(a) The receipt by PDG Parties of each item to be delivered by ADPI Parties pursuant to Section 4.1(a) and (c) above;

(b) Each of the representations and warranties of ADPI Parties contained in this Agreement shall be true, correct, and complete as of the Closing Date; and

(c) ADPI Parties shall not have breached any of the covenants of any ADPI Parties contained in this Agreement.

4.4. Possession. As of the Closing Date, PDG Parties shall be entitled to exclusive possession of the PDG Assigned Assets.

ARTICLE V

EMPLOYMENT AND RESTRICTIONS; INTERIM OPERATIONS; PRE-CLOSING COVENANTS

5.1 Employment of Doctors. With respect to each Non-PDG Doctor, each PDG Party hereby represents, warrants, covenants and agrees that concurrent with the Closing, but effective December 31, 2007 each Non-PDG Doctor has been released from any and all (a) geographic non-competition covenants or restrictions set forth in any employment or other agreement between that Non-PDG Doctor and PDG Parties, and (b) the non-solicitation or similar provisions in any such agreement to the extent they relate to the Northland Patient (collectively, the “Restrictive Covenants”). Further, without limiting the preceding sentence, each PDG Party hereby waives and releases any right, claim, or cause of action arising from or related to any claimed breach of any Restrictive Covenant to the extent released under the preceding sentence.

5.2 Prohibition on Solicitation of Doctors.

(a) Solicitation of PDG Doctors. Each ADPI Party hereby represents, warrants, covenants and agrees that, during the period commencing January 1, 2008 and ending on September 30, 2009, both dates inclusive (the “Recruitment Restriction Period”), no ADPI Party and no affiliate of ADPI Parties has, and no ADPI Party or any affiliate thereof shall, solicit or recruit, or attempt to solicit or recruit, for employment by any ADPI Party or any affiliate thereof (for purposes of this section, “affiliate” shall include, without limitation, any subsidiaries and affiliated dental groups), any PDG Doctor.

(b) Solicitation of Non-PDG Doctors. Each PDG Party hereby represents, warrants, covenants and agrees that, during the Recruitment Restriction Period, no PDG Party and no affiliate of PDG Parties has, and no PDG Party or any affiliate thereof shall, solicit or recruit, or attempt to solicit or recruit, for employment by any PDG Party or any affiliate thereof (for purposes of this section, “affiliate” shall include, without limitation, any subsidiaries and affiliated dental groups), any Non-PDG Doctor.

(c) Remedy. Each Party hereby acknowledges and agrees that: (i) the provisions of this Section 5.2 are fundamental for the protection of each Dental Practice’s legitimate business interests; (ii) such provisions are reasonable and appropriate in all respects; and (iii) in the event a Party or any of its affiliates violates any such provisions, the Dental Practice(s) for whose benefit such provision is intended (PDG Parties, in the case of Section 5.2(a), and Northland, in the case of 5.2(b)) would suffer irreparable harm and its remedies at law are inadequate. Accordingly, in the event any Party or its affiliates violates such provisions, then notwithstanding the dispute resolutions provisions set forth in Section 8.5, the Dental Practice(s) for whose benefit such provision is intended shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief without any showing of irreparable harm or damage, or the posting of any bond, in addition to any other rights or remedies which may then be available to the Dental Practice at law or in equity.

5.3 Employment of Team Members. As used in this Agreement the term “Team Member” shall mean any individual other than a licensed dentist who is or was employed by PDG Parties or ADPI Parties. Any Party to this Agreement may solicit, recruit, or hire any Team Member employed by any other Party, or any of such Party’s affiliates, and such Team Member shall have the right to accept employment with any Party, or any of such Party’s affiliates, unrestricted by any non-competition agreement or similar restriction otherwise enforceable by the Party previously employing that Team Member.

5.4 Doctor Relocation and Access. On or before the Doctor Transition Date, ADPI Parties shall cause each Non-PDG Doctor practicing in a PDG Office to be relocated to an office other than a PDG Office, and PDG Parties shall cause each PDG Doctor practicing in a PDHC Office to be relocated to an office other than a PDHC Office. Until the earlier of such relocation or the Doctor Transition Date with respect to a Doctor, each PDG Doctor who was practicing in a PDHC Office as of January 2, 2008, shall continue to have the right to practice and work in that PDHC Office. Each such PDG Doctor, while still practicing in the applicable PDHC Office prior to the Doctor Transition Date, shall have the right to continue practicing under circumstances generally consistent with the circumstances of that Doctor’s practice in that Office generally in effect in 2007, including without limitation days and hours of practice, number of operatories utilized, and number and type of support personnel, as generally applicable and ADPI Parties shall exercise reasonable efforts to schedule PDG Doctors who were practicing in a PDHC Office as of January 2, 2008 in such PDHC Office prior to the Doctor Transition Date. The foregoing right shall also apply to any other licensed dentist temporarily filling-in for a Doctor because that Doctor is temporarily physically unable to perform his or her regular duties as a Doctor. In addition, PDHC shall not discriminate against its employees who work with PDG Doctors in a PDHC Office on the basis that such employees are or may be leaving with such PDG Doctors. Subject to the preceding sentences of this section: (a) prior to the Doctor Transaction Date each Party shall exercise all reasonable efforts to accommodate requests of (i) a PDG Doctor to move from a PDHC Office, and (ii) a Non-PDG Doctor to move from a PDG Office; and (b) Northland and PDG Parties each shall have the right to schedule additional doctors in their respective Offices (which for purposes relevant to this Agreement mean PDHC Offices and PDG Offices, respectively) to fill available capacity, including without limitation capacity created by expanding office hours.

5.5 Patients and Patient Records.

The following procedures shall apply from the date of this Agreement until the expiration of the Doctor Transition Period:

(a) Patient Elections. Notwithstanding any other provisions of this Agreement to the contrary, and provided that, (i) an ADPI Party did not act in a manner in violation of the terms of this Agreement or (ii) a Non-PDG Doctor did not act in a manner in violation of any non-competition or non-solicitation provision not otherwise released or waived under this Agreement, to cause a Patient to choose another doctor, if a Patient elects or requests to be treated by a particular doctor even if not that Patient’s Doctor of Record or if inconsistent with the assignment of that Patient pursuant to the provisions of this Agreement, then that Patient will be assigned as so requested or elected.

(b) Doctor of Record. The Parties agree that determining a Patient’s doctor of record (“Doctor of Record”) may be problematic under certain scenarios. Therefore, for the avoidance of doubt, the Parties hereby agree that the method for determining a Patient’s Doctor of Record shall be as follows:

(i) The Doctor of Record for any Current Patient, shall be the Doctor (if any) who was the Doctor seen in a majority of the last three (3) dental care visits to any Office prior to January 1, 2008, as indicated on the lists which shall be generated from PDHC’s practice management system no later than March 17, 2008 in accordance with the requirements described in Section 5.5(b)(v) below (“Initial List”).

(ii) If a Doctor of Record cannot be determined applying the method set forth in Section 5(b)(i) because two (2) of the last three (3) doctors a Current Patient has seen during such Current Patient’s immediately preceding three (3) Office visits prior to January 1, 2008 are no longer a PDG Doctor or Non-PDG Doctor, the Doctor of Record shall be the last PDG Doctor or Non-PDG Doctor seen by such Current Patient.

(iii) If a Doctor of Record cannot be determined applying the methods set forth in Section 5(b)(i) or (ii) because a Current Patient has seen three (3) different doctors during such Current Patient’s immediately preceding three (3) Office visits, then the Doctor of Record for such Patient shall be determined as follows:

(A) PDHC shall, no later than March 17, 2008, create a list of all Current Patients who have seen three (3) different doctors during such Current Patient’s immediately preceding three (3) Office visits, as indicated on the Initial List (the “Unassigned Patients”);

(B) The list of Unassigned Patients shall be alphabetized by the Patient’s last name and numbered sequentially, and every odd-numbered Unassigned Patient shall be placed on one list (the “Majority Allocation List”), and every even-numbered Unassigned Patient shall be placed on another list (the “Last Doctor Seen List”);

(C) As to Current Patients on the Majority Allocation List where Non-PDG Doctors comprise a majority of the three (3) doctors who last saw such Current Patient prior to January 1, 2008, such Current Patients shall have such Non-PDG Doctors as their Doctors of Record. As to all other Current Patients on the Majority Allocation List, such Current Patients shall have a PDG Doctor as their Doctor of Record; and

(D) The Doctor of Record for Current Patients on the Last Doctor Seen List shall be the Doctor who last saw such Current Patient in an Office prior to January 1, 2008.

(iv) Notwithstanding the foregoing, the Parties agree that if the means of determining the Doctor of Record set forth in Section 5(b)(i), (ii) or (iii) above result in an injustice as to any particular Patient (e.g. a Patient being assigned to a Doctor which the Patient does not consider to be his or her Doctor) and the Parties are unable to reach agreement as to appropriate assignment, the Party seeking the re-assignment of the applicable Patient must making a fact-specific showing of the unfairness of the assignment to the Special Master and upon such showing the identification of the Doctor of Record shall be adjusted accordingly. The lists generated pursuant to Section 5(b)(i), (ii) or (iii) shall be open for review by the PDG Doctors and Non-PDG Doctors to assist in the determination of whether the lists result in an unjust assignment of any particular Patient.

(v) The Initial List shall be created and delivered to PDG Parties in an Excel spreadsheet in a format reasonably acceptable to both PDHC and PDG, with any dispute regarding format being resolved by the Special Master pursuant to Section 8.5.

(c) Assignment of Patients Between Dental Practices. As among the Parties, subject to Section 5.5(a), the Patients shall be assigned as follows:

(i) PDG Patients shall remain with PDG.

(ii) Northland Patients shall be assigned to Northland.

(iii) New Patients shall be assigned by Office. All New Patients seen at a PDG Office shall be assigned to PDG, and PDG shall have the right to assign them to individual doctors employed or otherwise retained (hereinafter simply “employed”) by PDG. All New Patients seen at a Non-PDG Office shall be assigned to Northland, and Northland shall have the right to assign them to individual doctors employed by Northland.

(d) Solicitation of Patients. Without limiting the other provisions of this Article V or the rights of Non-PDG Doctors to otherwise solicit patients (subject to any contractual restrictions that remain in effect), each Non-PDG Doctor shall have the right to send a letter substantially in the form attached hereto as Exhibit M to the Northland Patients for whom that Non-PDG Doctor is the Doctor of Record, and ADPI Parties shall have access to the Northland Patient addresses and other contact information for purposes of solicitation. However, these are not the exclusive methods by which the Non-PDG Doctors may solicit the Northland Patients, or seek a transfer of the record of any Patient, so long as that solicitation is not inconsistent with this Agreement.

(e) Patient Records. Subject to the provisions of this Section 5.5, PDG Parties own and retain exclusive control of Current Patient records. Until December 31, 2008, PDHC shall be the custodian of Current Patient records owned by PDG and located at PDHC Offices. PDHC and PDG Parties shall enter into a HIPAA business associate agreement, attached hereto as Exhibit N, relating to PDHC’s role as records custodian and the access to such records by the Non-PDG Doctors and Northland. PDHC is authorized to transfer , on behalf of PDG, Current Patient records to Northland upon the direction of a Current Patient. PDHC may either transfer a copy of the Current Patient records or transfer the original records and provide PDG with a copy. In either instance, PDHC or Northland shall be responsible for the cost of copying the records. Neither PDHC nor PDG Parties will create unnecessary obstacles to Non-PDG Doctors to solicit Northland Patients and obtain the transfer of patient records to Northland, regardless of the location of the records.

(f) Compliance With Law. The Parties shall exercise reasonable efforts to comply with applicable federal and state law regarding handling of Patient records.

(g) Patient Scheduling. ADPI Parties agree that if a Patient calls a PDHC Office to schedule an appointment with a PDG Doctor, and that PDG Doctor has changed Offices, that Patient shall be given the new contact information for his or her PDG Doctor. PDG Parties agree that if a Patient calls a PDG Office to schedule an appointment with a Non-PDG Doctor, and that Non-PDG Doctor has changed Offices, that Patient shall be given the new contact information for his or her Non-PDG Doctor. These procedures shall remain in place until December 31, 2008.

5.6 Allocation of Revenue and Expense. As a general principle, the cash generated from and after January 1, 2008 forward for dental care performed by a Doctor, or by any hygienist working with or under the supervision of that Doctor, shall be allocated to the Dental Practice which employed that Doctor at the time such dental care was performed, and such cash shall be transferred by PDG to Northland, or by Northland/PDHC to PDG, as necessary to reflect that allocation promptly following such Party’s receipt of such cash and reasonable verification of the allocation thereof. To the extent necessary to effectuate such allocation or comply with applicable law or third party payor agreements, each Dental Practice shall be deemed to be acting as a sub-contractor of the other Dental Practice for that limited purpose, but only through January 11, 2008.

Until the Doctor Transition Date, Clinic Expense (as defined in the Transition Services Agreement) shall be allocated and paid as provided in the Transition Services Agreement.

5.7 Office Sharing. Notwithstanding Section 5.6, until the Doctor Transition Date, with respect to any Office in which at least one PDG Doctor and at least one Non-PDG Doctor are practicing, the following provisions shall apply after January 11, 2008:

(a) Dual Systems. For each such Office, PDHC shall maintain dual systems to record financial activity and other matters resulting from treatment and other interactions with Patients examined or treated by Doctors employed by PDG, on the one hand, and Patients examined or treated by Doctors employed by Northland, on the other hand. The services provided by Doctors employed by Northland shall be billed under Northland’s taxpayer identification number, and under Northland’s new arrangements with third party insurance providers, and not under PDG’s taxpayer identification number or insurance contracts. The services provided by Doctors employed by a PDG Party shall be billed under such PDG Party’s taxpayer identification number, and under such PDG Party’s arrangements with third party insurance providers. PDHC shall, upon request, allow PDG Parties reasonable access during normal business hours to all books and records pertaining to such financial activity and other matters resulting from treatment and other interactions with Patients to ensure compliance with this section.

(b) Practice Identification. Not later than March 7, 2008, PDHC shall post at each such Office signs, nameplates or similar items identifying the trade names of the two Dental Practices practicing at that Office and the name of the individual Doctors practicing there on behalf of each Dental Practice, and ADPI Parties shall cease using the Park Dental Name after a reasonable transition period (not to exceed ninety (90) days) after the Closing Date (not to exceed ninety (90) days), provided that (i) the Parties acknowledge that (A) certain uses (for example, and without limitation, telephone directory listings) may not be subject to change for an extended period of time, and (B) certain changes are subject to availability of third-party consents, contractors or other resources, and (ii) ADPI Parties shall not be required to sacrifice the quality or appearance of signage or other uses of the Park Dental Names in order to expedite the change necessary to terminate their use of such names. ADPI Parties represent and warrant that since the Settlement Date they have not placed or renewed, except as disclosed in Schedule 5.7(b), and ADPI Parties covenant that after the Closing Date they will not place or renew, without exception, any listing in any “White Pages” or any “Yellow Pages” telephone directory for the Twin Cities, Minnesota metropolitan area in which any PDHC Office is listed in a manner that either uses any Park Dental Name or any of the Telephone Numbers to identify that PDHC Office.

(c) Patient Notification. Each Patient shall be informed, in the Office and in telephone communications, of the Dental Practice by which the Doctor with whom such Patient is schedule is employed.

5.8 Insurance. For so long as the doctors employed by Northland are practicing in PDG Offices, Northland shall arrange to have PDG named as an additional insured under Northland’s general and professional liability insurance policies. Similarly, for so long as any doctor employed by PDG is practicing in a PDHC office, PDG shall arrange to have ADPI Parties named as additional insureds on PDG’s general and professional liability policies. All such insurance policies shall provide for at least 30 days advance written notice to the covered Party from the insurer with respect to any alteration of coverage, cancellation, or proposed cancellation for any reason. Each Party required to provide insurance coverage to another Party pursuant to the preceding provisions of this Section 5.8 shall promptly provide a certificate evidencing such coverage to the Other Party.

5.9 Termination of Service Agreement. PDG Parties and ADPI Parties hereby acknowledge and agree that: (a) the Service Agreement has been terminated effective December 31, 2007 and as of the Closing Date the ADPI Parties have no claim for accounts receivable due from PDG as of December 31, 2007 arising pursuant to the Service Agreement; (b) neither PDG Party shall be prohibited from providing any type of management or administrative services or products to the other PDG Party; and (c) pursuant to the Settlement Agreement, the daily transfers from the Provider Account (as defined in the Service Agreement) were terminated on January 14, 2008, and PDG Parties now have control over the Provider Account and all of their funds.

5.10 No Movement of Assets. ADPI Parties, jointly and severally, represent and warrant that, other than consumable items used or inventory items transferred amongst the Offices in the ordinary course of business, they have not, nor has any other affiliate of any ADPI Party, moved or transferred or caused to be moved or transferred any material tangible asset of the type included in the PDG Assigned Assets and typically located in a PDG Office prior to the Settlement Date to another office or location, and ADPI Parties further covenant and agree that from and after the date of this Agreement they shall not, nor shall any affiliate of any ADPI Party, move or transfer or cause to be moved or transferred material tangible asset of the type included in the PDG Assigned Assets and typically located in the PDG Offices to another office or location without the prior written consent of PDG.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

6.1. Representations and Warranties of ADPI and PDHC. In order to induce PDG Parties to enter into this Agreement, ADPI and PDHC hereby jointly and severally represent and warrant to PDG Parties that the statements set forth below are true, correct, and complete as of the execution of this Agreement and shall be true, correct, and complete as of the Closing Date.

(a) Organization and Standing. Each of ADPI and PDHC has been duly incorporated and is validly existing and in good standing under the laws of the state of its incorporation.

(b) Power and Authority. Each of ADPI and PDHC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of ADPI and PDHC. This Agreement has been duly executed and delivered by each of ADPI and PDHC and constitutes the legal, valid and binding obligation of each of ADPI and PDHC, enforceable against each of ADPI and PDHC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equitable principles.

(c) Consents and Approvals. Except to the extent already obtained or completed by ADPI Parties or as set forth in Schedule 6.1(c), neither the execution and delivery of this Agreement by either ADPI or PDHC, nor the consummation by either ADPI or PDHC of the transactions contemplated in this Agreement (i) requires or will require any action, consent or approval of, or review by, or registration with, any third party, court or governmental body or other agency, instrumentality or authority, or (ii) will conflict with or result in the breach of any term, condition, or provision of the certificate or articles of incorporation or organization, bylaws, or other organizational documents of

(d) Assets. PDHC has, and concurrent with the Closing shall transfer to PDG Parties, good and marketable title to all PDG Assigned Assets, except that the marketability of such title with respect to (i) each Assigned Lease and each Assigned Contract is subject to rights of landlords and third parties who are parties to such Assigned Lease or such Assigned Contract; and (ii) each PDG Transferred Permit and each Telephone Number is subject to applicable rules and regulations of the authority or other third party who issued or regulates such PDG Transferred Permit or Telephone Number. Additionally, all PDG Assigned Assets, excluding the copiers leased from IOS Capital, conveyed or assigned pursuant to this Agreement are free and clear of all liens. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made by any ADPI Party that it has exclusive ownership of the name “Dental Specialists”. Further, it is hereby expressly disclosed that variations of the name “Park Dental” or variations thereof are used by third parties in jurisdictions other than the state of Minnesota. Except as set forth in Schedule 6.1(d), PDHC has delivered to PDG Parties complete copies of all of the Assigned Leases, Assigned Contracts, and PDG Transferred Permits.

(e) Employment Compensation. With respect to the PDHC Team Members who worked in the PDG Offices on or after the Settlement Date, Schedule 6.1(e) sets forth: (a) the date of hire or start date with PDHC; (b) the current amount and rate of compensation; (c) the amount of any earned and available but unused vacation and sick pay (in dollars and in hours or days) under PDHC’s regular policies; and (d) any benefits provided to such person by PDHC or ADPI other than benefits generally provided to all PDHC employees.

(f) Financial Information. The financial information prepared by PDHC and delivered to PDG Parties with respect to PDG Parties and the Business for the period ending

December 31, 2007, consisting of a trial balance, summary statement by practice operations, consolidated balance sheet, consolidated and combined statements of operations, and summary of account with PDHC (collectively, the “PDG Financial Package”), has been prepared in accordance with the accounting principles and methods historically used by PDHC to prepare and submit similar information to PDG Parties previously pursuant to the Service Agreement, except where otherwise expressly contemplated in this Agreement, the Transition Service Agreement, or the Settlement Agreement. The PDG Parties acknowledge that it is aware that the PDG Financial Package does not reflect or otherwise account for any financial information not disclosed by PDG Parties to PDHC’s accounting or finance department.

(g) Permits. Schedule 6.1(g) is a list of all franchises, licenses, permits, consents, authorizations, approvals and certificates necessary for the conduct of the Business as conducted on the Settlement Date and maintained by PDHC for or on behalf of PDG Parties pursuant to the Service Agreement (collectively, the “Permits”). For each such Permit listed, the owner or holder of such Permit as reflected in PDHC’s records is as set forth in Schedule 6.1(g). Neither PDHC nor ADPI has received any written notice of any proceedings or any threatened proceedings which could result in the revocation, cancellation or inability to PDG Parties to renew any Permit.

(h) Proprietary Rights. All rights, title and interest of ADPI Parties directly or through any affiliate in and to the Park Dental IP are included in the PDG Assigned Assets, subject to ADPI Parties’ rights to continue using the name “Park Dental” for a reasonable transition period pursuant to Section 5.7 of this Agreement. Except for use by an ADPI Party as contemplated by this Agreement, ADPI Parties have not assigned or licensed the use of the Park Dental name. Neither ADPI Party has received written notice from any third party or its legal counsel that an ADPI Party’s present use of any Park Dental Name allegedly conflicts with, violates or infringes upon any rights of any other person or entity.

(i) Material Contracts. Schedule 6.1(i) lists all materials contracts, agreements, leases, arrangements and understandings (whether written or oral) (collectively, “Material Contracts”) to which either PDHC or ADPI is a party, excluding the Assigned Contracts and the Assigned Leases, and which meet either of the following requirements: (i) which, including all amendments and supplements thereto, are material to the Business, one or more of the PDG Offices, or the PDG Assigned Assets; or (ii) which pertain primarily to the Business and either involve payments or commitments in excess of Ten Thousand Dollars ($10,000) per annum as to any single PDG Office or Fifty Thousand Dollars ($50,000.00) per annum for contracts applicable to multiple offices or extend beyond one (1) year from the date of this Agreement, unless cancelable on thirty (30) or fewer days notice without any liability, penalty, or premium. All such Material Contracts are valid and binding, in full force and effect, and enforceable in accordance with their respective terms. To their knowledge, neither PDHC or ADPI is in violation of or in default in respect of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a material default by either or both of them of, any such Material Contract. Except as set forth in Schedule 6.1(i), PDHC has provided PDG with true and complete copies of all such Material Contracts.

(j) Third Party Payor Contracts. Schedule 6.1(j) sets forth an accurate and complete list of the ten largest third party payors, in terms of revenue generation for the

Business, as of December 31, 2007 (the “Payor List”). PDHC has provided PDG Parties with true and complete copies of all contracts currently in effect between either PDG Party and a third party payor on the Payor List (the “Third Party Payor Contracts”). Included in Schedule 6.1(j) is a correct and complete copy of the most recent fee schedule which to PDHC’s knowledge is currently in effect under each Third Party Payor Contract.

(k) PDG Office Telephone Numbers. Schedule 2.1(g) contains a complete and accurate list of all telephone and facsimile numbers and data lines used in connection with any of the PDG Offices.

(l) Collective Bargaining Agreements. No collective bargaining or other labor agreement is currently being negotiated by or on behalf of PDHC, and no union or collective bargaining unit represents any of PDHC’s employees.

(m) Suppliers. Since the Settlement Date, and except as set forth in Schedule 6.1(m), no ADPI Party: (i) has terminated, not renewed, or made or agreed to make any change that would have a material adverse effect on any PDG Party in or to any agreement or contract in effect on the Settlement Date regarding the provision of goods or services at or to any PDG Office (including, without limitation, agreements and contracts with vendors supplying other dental practices affiliated with ADPI); or (ii) received any notice from any supplier of goods or services to any PDG Office that such supplier of products or services will stop supplying goods or services to any PDG Office either prior to, or following the consummation of, the transaction contemplated by this Agreement.

(n) Medicare and Medicaid. To the knowledge of PDHC and ADPI, neither PDHC nor ADPI nor any employee or other agent of PDHC or ADPI has violated, in any material respect, any law, statute, rule, regulation, or order under or relating to Medicare, Medicaid, or any other governmental health care reimbursement program, including without limitation those relating to fraud and abuse (the “Governmental Reimbursement Laws”) in any way relative to the Business.

(o) No Broker. No ADPI Party has any obligation to pay any fees or commissions to any broker, lender or investment bankers with respect to the transactions contemplated by this Agreement.

(p) Complete Disclosure. No representation or warranty by ADPI Parties contained in this Agreement, in any closing document delivered pursuant hereto, or in the Transition Services Agreement contains any untrue statement of material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading.

6.2. Representations and Warranties of Northland. In order to induce PDG Parties to enter into this Agreement, Northland hereby represents and warrants to PDG Parties that the statements set forth below are true, correct, and complete as of the date of execution of this Agreement and shall be true, correct, and complete as of the Closing Date.

(a) Organization and Standing. Northland has been duly organized and is validly existing and in good standing under the laws of Minnesota.

(b) Power and Authority. Northland has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Northland. This Agreement has been duly executed and delivered by Northland and constitutes a legal, valid and binding obligation of Northland, enforceable against Northland in accordance with its terms, except as such enforceability shall be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general equitable principles.

(c) Consents and Approvals. Except as set forth in Schedule 6.1(d), neither the execution and delivery of this Agreement by Northland nor the consummation by Northland of the transactions contemplated by this Agreement (i) requires or will require any action, consent, or approval of, or review by, or registration with, any third party, court or governmental body or other agency, instrumentality or authority, or (ii) will conflict with or result in the breach of any term, condition, or provision of the articles or organization or other organizational documents of Northland.

Notwithstanding the foregoing provisions of Sections 6.1 and 6.2 or any other provisions of this Agreement to the contrary, no ADPI Party shall be deemed to have breached a representation or warranty contained in Section 6.1 or 6.2 as a result of any inaccuracy in any such representation or warranty if the facts or circumstances related to such inaccuracy are known to PDG Parties, which for this purpose means anything known by any officer or director of either PDG Party, or Peter Swenson, Steve Williamson, Jean Lind, or Jan Tiffany.

6.3. Representations and Warranties of PDG Parties. In order to induce ADPI Parties to enter into this Agreement, PDG and TDS hereby jointly and severally represent and warrant to ADPI Parties that following statements are true, correct, and complete as of the execution of this Agreement and shall be true, correct, and complete as of the Closing Date.

(a) Organization and Standing. Each entity constituting PDG Parties is a professional association duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

(b) Power and Authority; Capacity. Each of PDG and TDS has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each of PDG and TDS. This Agreement has been duly executed and delivered by each of PDG and TDS and constitutes the legal, valid, and binding obligations of each of them enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equitable principles.

(c) Consents and Approvals. Except to the extent already obtained or completed by PDG Parties or as set forth on Schedule 6.3(c), neither the execution and delivery of this Agreement by any PDG or TDS Party nor the consummation by PDG or TDS of the transactions contemplated by this Agreement (i) requires or will require any action, consent, or approval of, or review by, or registration with, any third party, court, or governmental body or other agency, instrumentality, or authority, or (ii) will conflict with or result in the breach of any term, condition, or provision of the certificate or articles of incorporation or organization, bylaws, or other organizational documents of either PDG or TDS.

(d) Assets in Northland. To their knowledge, PDG Parties have no claim or interest in any license, permit, furniture or fixtures located at any PDHC Office. To the extent that it is subsequently determined that this representation is untrue, PDG Parties will reasonable cooperate in the assignment or conveyance of the same to PDHC. Notwithstanding the foregoing, if a PDG Party hereafter purchases dental equipment or supplies for use by a PDG Doctor in a PDHC Office, PDG Parties shall notify PDHC of such fact, describing in reasonable detail such equipment and supplies, and PDG Parties shall have the right to remove such equipment and supplies upon the PDG Doctor’s transition from the PDHC Office.

(e) No Broker. PDG Parties has no obligation to pay any fees or commissions to any broker, lender or investment bankers with respect to the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1. General. Each Party shall take all reasonable actions and do all reasonable things necessary to consummate the transactions contemplated by this Agreement, including without limitation reasonably cooperating with the other Parties and their respective agents and vendors to accomplish a smooth transition in PDG Parties and ADPI Parties becoming independent of each other, subject to all rights and obligations under this Agreement and the Transition Services Agreement. Without limiting the foregoing, ADPI Parties shall reasonably cooperate with PDG Parties to allow PDG Parties to access and transfer to PDG Parties all electronic information regarding the Business and their patient information, including without limitation records and information collected, maintained, managed and/or stored by PDHC pursuant to the Service Agreement and Transition Services Agreement. Notwithstanding the foregoing, to the extent any electronic information or records provided to PDG Parties by an ADPI Party pursuant to this Agreement contain any information which such ADPI Party deems proprietary or confidential, such information shall be subject to the provisions of Section 7.3.

7.2. Governmental Matters. Each Party shall take any reasonable action that may be necessary in connection with any notices to, filings with, and authorizations, consents, and approvals of, any court, administrative agency or commission, or other governmental authority or instrumentality, that it may be required to give, make, or obtain.

7.3. Confidentiality. For purposes of Sections 4.1, 7.3, 7.4, 7.5, 7.6, and 9.1 only, the term “Party” shall mean PDG Parties, on the one hand, and ADPI Parties on the other hand. Except as otherwise permitted by this Agreement, neither Party shall, in any manner or at any time, directly or indirectly, disclose any of the Confidential Information of the other Party to any person, firm, association, organization, or entity, or use, or permit or assist any person, firm, association, organization, or entity to use any such Confidential Information, excepting only: (a)

disclosures (i) made pursuant to or as contemplated by this Agreement or the Transition Services Agreement, (ii) required by law, as reasonably determined by the disclosing Party or its legal counsel, (iii) made on a confidential basis to the disclosing Party’s shareholders, directors, officers, employees (limited to those who need to know such Confidential Information), and legal accounting, and other professional advisors, or (iv) current and potential lenders and other third parties with whom it has or contemplates certain business transactions but only to the extent reasonably necessary for conducting such Party’s business and under conditions intended to protect the confidentiality of such Confidential Information (collectively, the “Permitted Recipients”); or (b) use of such Confidential Information (i) pursuant to or as contemplated by this Agreement or the Transition Services Agreement, or (ii) by Permitted Recipients in connection with this Agreement or the Transition Services Agreement; provided that each Party shall (i) make its Permitted Recipients aware of the requirements of this Agreement, (ii) take reasonable steps to prohibit disclosure of such Confidential Information by any Permitted Recipient to any other person or entity except another Permitted Recipient, including without limitation taking such steps as that Party customarily takes to protect its own Confidential Information, and (iii) be responsible and liable for any disclosure or use of such Confidential Information by any of its Permitted Recipients, except disclosures or uses permitted by this Agreement.

For purposes of this Agreement, the term “Confidential Information” shall mean, with respect to a Party, all trade secrets, proprietary data, and other information (whether written or oral) of a confidential nature relating directly or indirectly to that Party or its business, including without limitation all business management, marketing, and economic studies and methods, patient lists, proprietary forms, marketing data, fee schedules, financial, tax, accounting, and other information regarding business operations or structure, business plans, ideas, concepts, policies, and procedures, and any other information which that Party is obligated to treat as confidential pursuant to any law, agreement, or course of dealing by which that Party is bound, whether or not such Confidential Information is disclosed or otherwise made available pursuant to this Agreement; provided that Confidential Information shall not include any information which (a) is or becomes known or available to the public and did not become so known or available through the breach of this Agreement by either Party, (b) has been lawfully acquired from a third party without any breach of any confidentiality restriction, or (c) is already in the possession of the receiving Party at the time it was disclosed to the receiving Party by the disclosing Party, but the foregoing clause (c) shall not except any information that is otherwise Confidential Information of PDG or Dental Specialists and which PDHC had or has, or had or has access to, pursuant to the Services Agreement or the Transition Services Agreement.

7.4. Non Interference. Subject to and without limiting any rights of any Party pursuant to this Agreement or the Transition Services Agreement: (a) PDG Parties will not interfere with the relationships of ADPI or PDHC with third parties; and (b) ADPI and PDHC will not interfere with the relationships of PDG Parties with third parties.

7.5. Non Disparagement. Neither Party shall make any oral or written statement which disparages the professional competence, business practices, or professional reputation of any other Party. Without limiting the preceding sentence, neither PDG nor Dental Specialists shall, directly or indirectly except to the extent permitted by the following sentence, participate in or aid, abet, or assist any party which is known to be adverse to any ADPI Party or its officers, directors, or employees in any lawsuit, proceeding or claim resulting from or relating directly to the Action or the results of the Action. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Party from: (a) making any factually correct statement regarding the Action or the results of the Action which is based on and consistent with publicly available information; (b) making any communication to any governmental or regulatory authority if and to the extent required by applicable law or reasonably deemed necessary and appropriate to protect the legitimate lawful business interests of that Party or its employees with respect to matters over which such governmental or regulatory authority has jurisdiction; or (c) making any statement or disclosure to the extent required by applicable law or legal process. This Section 7.5 shall only apply to the officers and directors of the Parties and doctors employed by the Parties, and shall terminate three (3) years after the Closing Date.

7.6 Remedy. Each of the Parties hereby acknowledges and agrees that: (i) the provisions of Section 7.3, 7.4 and 7.5 of this Agreement are fundamental for the protection of the other Party’s legitimate business interests; (ii) such provisions are reasonable and appropriate in all respects; and (iii) in the event either Party violates any such provisions, the other Party would suffer irreparable harm and its remedies at law are inadequate. Accordingly, in the event either Party violates or attempts to violate such provisions, the other Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief without any showing of irreparable harm or damage, or the posting of any bond, in addition to any other rights or remedies which may then be available to the other Party at law or in equity

7.7 Mail, Telephone Calls, and Other Correspondence. Each ADPI Party agrees to forward on a timely and regular basis any mail, telephone calls, messages, facsimile transmissions, e-mails, and other correspondence received by it during the Transition Period which is addressed to a PDG Party or which relates to the Business or any of the PDG Assigned Assets acquired by PDG Parties pursuant to this Agreement or any PDG Doctor. PDG Parties agree to forward on a timely and regular basis any mail, telephone calls, messages, facsimile transmissions, e-mails, and other correspondence received by it during the Transition Period which is addressed to an ADPI Party or any Non-PDG Doctor.

ARTICLE VIII

INDEMNIFICATION AND DISPUTE RESOLUTION

8.1. Indemnification By ADPI and PDHC. Without limiting the indemnifications expressly set forth elsewhere in this Agreement or the other Settlement Documents, ADPI Parties shall, jointly and severally, indemnify, defend and hold harmless PDG Parties from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, imposed upon, or incurred or suffered by any of the PDG Parties, directly or indirectly, as a result of or arising from:

(a) any lien against any of the PDG Assigned Assets;

(b) any claims asserted against any PDG Parties involving an act or omission of a Non-PDG Doctor based on an incident occurring after December 31, 2007, or of an employee of an ADPI Party;

(c) any claim of wrongful termination brought by any former employee of PDHC;

(d) any claim brought by a Patient against any PDG Party due to the Patient’s confusion because a Non-PDG Doctor appeared to be practicing under the trade name of PDG Parties, which for purposes of this provision shall include, without limitation, the Park Dental Names; and

(e) Any Excluded Liability;

but excluding Damages to the extent they arise out of, result from, or are otherwise attributable to any matter constituting a breach of any representations, warranties, covenants or obligations of PDG Parties set forth in this Agreement.

8.2. Indemnification by PDG Parties. Without limited the indemnifications expressly set forth elsewhere in this Agreement or the other Settlement Documents, PDG and Dental Specialists shall, jointly and severally, indemnify and hold harmless ADPI Parties from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by the ADPI Parties, directly or indirectly, as a result of or arising from:

(a) any claims asserted against any ADPI Parties involving an act or omission of a PDG Doctor based on an incident occurring after December 31, 2007;

(b) any claim brought by a Patient against any ADPI Party due to the Patient’s confusion because a PDG Doctor appeared to be practicing under the trade name of Northland or any other ADPI Party;

(c) any claim against ADPI, as a guarantor under any Assigned Leases, as a result of a default by a PDG Party under the terms of the applicable Assigned Lease, but in any event subject to Section 2.4; and

(d) Any PDG Assumed Liability;

but excluding Damages to the extent they arise out of, result from, or are otherwise attributable to any matter constituting a breach of any representations, warranties, covenants or obligations of any ADPI Party set forth in this Agreement, and further excluding any costs and expenses incurred by PDHC in connection with its obligations under the Transition Services Agreement in excess of the amounts properly paid or payable by PDG Parties pursuant to the Transition Services Agreement.

8.3. Procedure for Indemnification with Respect to Claims by Third Parties.

(a) If an Indemnified Party desires to seek indemnification under this Article (an “Indemnified Party”) with respect to a claim for which such party is entitled to indemnification under Section 8.1 or 8.2 and such claim was asserted or instituted by a third party (an “Indemnifiable Claim”), it shall give notice to the other party (“Indemnifying Party”) within a reasonable period of time of the Indemnified Party’s becoming aware of any such Indemnifiable Claim, which notice shall set forth a summary of such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any Indemnifiable Claim is asserted against an Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such Indemnifiable Claim, the Indemnifying Party shall be entitled, if the Indemnifying Party so elects by written notice delivered to the Indemnified Party within a reasonable period of time (not to exceed 10 days in any event) after receiving the Indemnified Party’s notice (the “Response Period”), to assume the defense of such Indemnifiable Claim with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall not have any obligation to give any notice of any Indemnifiable Claim unless the assertion of liability with respect thereto is in writing; (ii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure; and (iii) each Party shall cooperate with any other Party in all ways reasonably requested by such other Party in connection with the defense of any such Indemnifiable Claims. With respect to any Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such Indemnifiable Claim.

(b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any Indemnifiable Claim within the Response Period, the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

(c) Notwithstanding anything in this Section 8.3 to the contrary: (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect an Indemnified Party or its subsidiaries or other affiliates, other than as a result of money damages or other money payments, then the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, negotiation, and settlement of such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise, or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its subsidiaries and other affiliates) of a release from all liability in respect of such Indemnifiable Claim.

8.4. Procedure Involving Direct Claims. The provisions of Section 8.3 are not intended to apply to any claim one Party may have directly against another Party when such claim is not asserted or initiated by a third party. Rather, any such direct claim for indemnification under Sections 8.1 or 8.2 shall be resolved by the Parties pursuant to Section 8.5 or as otherwise agreed to by the Parties concerned.

8.5. Disputes.

(a) Both PDG Parties and ADPI Parties shall at all times have one person appointed as its representative (a “Dispute Representative”) to work in good faith with the Dispute Representative from the other Party to resolve any and all disputes between the Parties arising with respect to the Settlement Agreement, this Agreement, the Transition Services Agreement, or any other Settlement Document (as such term is hereinafter defined) (“Disputes”).

(b) All Disputes that are not resolved by agreement of the Parties or the Dispute Representatives shall be submitted to the Special Master for resolution through binding arbitration. The Parties acknowledge and agree that the jurisdiction of the Special Master shall survive the dismissal of the Action and the expiration of the Transition Period. The fees and expenses of the Special Master shall be divided equally between the ADPI Parties and PDG Parties. Any decision by the Special Master shall be binding on all Parties and may be enforced by a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, transmitted by facsimile (which is confirmed) to that Party at the facsimile number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

(a)		If to any ADPI Party:

PDHC, Ltd. c/o American Dental Partners, Inc. 401 Edgewater Place, Suite 403 Wakefield, Massachusetts 01880-1249
	Attention:	Gregory A. Serrao, Chairman, President, and
Chief Executive Officer
Facsimile No.: (781) 224-4216

with a copy to:

Baker & Hostetler LLP 65 East State Street, Suite 2100 Columbus, Ohio 43215 Attention: Gary A. Wadman, Esq. Facsimile No.: (614) 462-2616

(b)		If to any PDG Party:

PDG, P.A.

Twin Lakes Health and Medical Dental Care 1835 County Road C West, Suite 245 Roseville, MN 55113 Attention: Dr. John Gulon, President Facsimile No.: (651) 636-1810

with a copy to:

Larkin Hoffman Daly & Lindgren, Ltd. 7900 Xerxes Ave. S., Suite 1500 Bloomington, MN 55431 Attention: Todd I. Freeman, Esq. Facsimile No.: (952) 842-1713

Each Party’s address for notice as set forth in this Section 9.1 may be changed by sending notice of such change to the other Parties to this Agreement.

9.2. Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of any Party’s right to demand strict compliance with the provisions of this Agreement.

9.3. Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

9.4. Headings. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

9.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A Party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the Party taking such actions shall deliver a manually signed original as soon thereafter as is practicable.

9.6. Entire Agreement; Construction. This Agreement (including all exhibits, but excluding the Settlement Agreement attached hereto as Exhibit A, and all schedules attached hereto and all closing documents delivered pursuant to this Agreement, including without limitation the Mutual Release) and the Transition Services Agreement (including all exhibits, but excluding the Settlement Agreement attached thereto as Exhibit A and schedules attached thereto) (collectively, the “Settlement Documents”), all of which are hereby incorporated by reference, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter of the Settlement Documents, provided, however, that this Agreement and the Transition Services Agreement shall be read together as a single agreement. All obligations of any Party under any Settlement Document shall constitute an obligation of such Party under this Agreement. Any capitalized terms used in any Settlement Documents which are not otherwise defined therein shall have the respective meanings given such terms in this Agreement.

9.7. No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement.

9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to principles of conflicts of law.

9.9. Successors; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties, which consent may be withheld by any Party for any reason or no reason, in such Party’s sole discretion. Any assignment in violation of the foregoing shall be null and void.

9.10. Survival. The terms and provisions set forth Sections 2.4, 2.5., and 4.1(c) and Articles V, VII, VIII, and IX shall survive the closing of the transactions contemplated in this Agreement. The representation and warranties set forth in Sections 6.1(a) through (d) and (n), Section 6.2, and Section 6.3(a) through (c) shall survive the closing for a period of six (6) years from the Closing Date, and shall thereafter terminate. All other representations and warranties set forth in Article VI shall survive the Closing for a period of fifteen (15) months from the Closing Date, and shall thereafter terminate.

9.11. Expenses. Each Party shall bear his, her, or its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors). In no event shall any cost or expense of or allocated to any ADPI Party under this Agreement be allocated to PDG Parties pursuant to the Transition Services Agreement.

9.12. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

9.13. No Other Representations or Warranties. Except as expressly set forth in this Agreement or Settlement Documents, no Party makes any representation or warranty, express or implied, to any other Party in, under, or pursuant to Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

PDHC, LTD.		PDG, P.A.

By:	/s/ Gregory A. Serrao	By:	/s/ John Gulon, DDS
Its:	Chairman	Its:	President

NORTHLAND DENTAL PARTNERS, PLLC		DENTAL SPECIALISTS OF MINNESOTA, P.A.

By:	/s/ James Ludke	By:	/s/ Alan Law, DDS PhD
Its:	President	Its:	President

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Its:	Chairman